Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
RHI Entertainment Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of RHI Entertainment Inc. of our report dated March 5, 2009, with respect to the consolidated balance sheet of RHI Entertainment Inc. and subsidiaries as of December 31, 2008 (Successor) and RHI Entertainment, LLC and subsidiaries as of December 31, 2007 (Predecessor), and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of RHI Entertainment Inc. and subsidiaries for the period from June 23, 2008 to December 31, 2008 (Successor period); the consolidated statement of operations, member’s equity (deficit) and comprehensive loss, and cash flows of RHI Entertainment LLC and subsidiaries for the period from January 1, 2008 to June 22, 2008, the year ended December 31, 2007 and the period from January 12, 2006 to December 31, 2006 (Predecessor periods); and the consolidated statement of operations and cash flows of Hallmark Entertainment LLC and subsidiaries (Initial Predecessor) for the period from January 1, 2006 to January 11, 2006 (Initial Predecessor period), which report appears in the December 31, 2008 annual report on Form 10-K of RHI Entertainment Inc.

/s/ KPMG LLP

New York, New York
June 25, 2009